EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS RECORD SALES FOR FISCAL 2022 FIRST QUARTER

Increases Share Repurchase Authorization

MONROE, Mich., August 17, 2021--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported operating results for the fiscal 2022 first quarter ended July 24, 2021.

Fiscal 2022 first quarter* versus Fiscal 2021 first quarter:

•Consolidated sales increased 84% to $524.8 million
•Strong written order trends:
–Written same-store sales in the company-owned Retail segment increased 22%
–Written sales for Joybird increased 31%
•Consolidated operating margin:
–GAAP: 6.5% versus 1.5%
–Non-GAAP(1): 6.6% versus 3.1%
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
–GAAP: $0.54 versus $0.10
–Non-GAAP(1): $0.55 versus $0.18
•$42 million to shareholders through share repurchases and dividends

*Subsequent to quarter end, the Board of Directors increased the company's share repurchase authorization by 6.5 million shares to 9 million shares, representing approximately 20% of shares outstanding, equal to approximately $320 million at yesterday's closing stock price.

Summary and Outlook

Melinda D. Whittington, President and Chief Executive Officer of La-Z-Boy, said, "The La-Z-Boy enterprise delivered all-time, record-high sales for a quarter, even with our annual one-week maintenance shutdown in July. We are excited about our future as demand trends remain strong across all business units, our cash position is solid, and we are investing in our business for continued success throughout the pandemic period and beyond."

Whittington added, "While we increased our production capacity in the period, we also continue to navigate our way through a volatile environment, including rapidly escalating commodity and freight costs, which have not shown signs of abating. To mitigate these historic rising costs, we took additional pricing actions in the quarter and, for the first time, imposed a surcharge on pending dealer orders in our backlog to help mitigate these significant cost increases in the near term."

Chief Financial Officer Bob Lucian noted, "With the initiatives we are executing, we expect margin performance to begin to improve in the second quarter, finishing the full fiscal year with a consolidated non-GAAP operating margin at or near double digits. Over the last two quarters, we returned $79 million in value to our shareholders through share repurchases. Reflecting confidence in our long-term cash generation, our Board of Directors has increased our share repurchase authorization, enabling our continued share buyback."

Supporting Detail

Consolidated sales in the first quarter of fiscal 2022 increased 84% to $525 million versus the fiscal 2021 first quarter, which was impacted by COVID, with plants reopening at reduced capacity and most retailers closed for a portion of the quarter. Compared with the pre-pandemic fiscal 2020 first quarter, consolidated sales for the first quarter of fiscal 2022 increased 27%, for a compounded annual growth rate of 13%. Consolidated GAAP operating margin increased to 6.5% versus 1.5% in the prior-year first quarter. Consolidated non-GAAP(1) operating margin improved to 6.6% versus 3.1% in the prior-year first quarter. Operating margin for the period was impacted by short-term pressures on Wholesale margins, resulting from previous pricing trailing escalating input costs due to significant backlog, as well as continued investment in capacity expansion.

GAAP diluted EPS was $0.54 for the fiscal 2022 first quarter versus $0.10 in the prior-year quarter. Non-GAAP(1) diluted EPS was $0.55 versus $0.18 in the prior-year first quarter.

Wholesale Segment:
•Sales:
–Increased 76% to $393.5 million in the fiscal 2022 first quarter compared with the fiscal 2021 first quarter, which was impacted by COVID
–Compared with the pre-pandemic fiscal 2020 first quarter, sales increased 23% in the fiscal 2022 first quarter, for a compounded annual growth rate of 11%
•Operating Margin:
–Non-GAAP(1) operating margin in the fiscal 2022 first quarter was 4.7% versus 9.4% for the prior-year period, reflecting expected gross margin pressure from rising commodity costs and the delay in related pricing actions moving through the large order backlog, as well as capacity-related start-up costs and labor challenges to expand production

Written same-store sales for the entire La-Z-Boy Furniture Galleries® network:
•Increased 10.4% for the fiscal 2022 first quarter compared with the fiscal 2021 first quarter
•Compared with the pre-pandemic fiscal 2020 first quarter, written same-store sales increased 28.6% for the fiscal 2022 first quarter, for a compounded annual growth rate of 13.4%

Retail segment:
•Delivered sales:
–Doubled, increasing 100% to $181.8 million in the first quarter of fiscal 2022 compared with the prior-year first quarter which was impacted by COVID
–Compared with the pre-pandemic fiscal 2020 first quarter, delivered sales increased 27%, for a compounded annual growth rate of 13%
•Written same-store sales for the company-owned La-Z-Boy Furniture Galleries® stores:
–Increased 22% in the fiscal 2022 first quarter, reflecting positive trends across sales metrics, including traffic, average ticket and Design sales, versus last year's first quarter which included temporary store closures due to COVID
–Compared with the pre-pandemic fiscal 2020 first quarter, written same-store sales increased 34.5% in the fiscal 2022 first quarter, for a compounded annual growth rate of 16%

•Operating Margin:
–Non-GAAP(1) operating margin increased to 11.2% in the fiscal 2022 first quarter versus a loss of (6.8)% in the fiscal 2021 first quarter, primarily driven by fixed-cost leverage on higher delivered sales volume. Last year's first-quarter margin was impacted by a significant reduction in delivered sales due to the impacts from COVID

Corporate & Other:
•Joybird delivered sales:
–Almost tripled, increasing 188% to $38.7 million in the fiscal 2022 first quarter compared with the same quarter last year which was impacted by COVID
–Compared with the pre-pandemic fiscal 2020 first quarter, delivered sales increased 125%, representing a compounded annual growth rate of 50%
•Joybird written sales:
–Increased 31% in the fiscal 2022 first quarter compared with the prior-year quarter
–Compared with the pre-pandemic fiscal 2020 first quarter, written sales increased 82%, representing a compounded annual growth rate of 35%, reflecting continued robust order trends and the strength of the brand in the online marketplace
•Joybird continues to deliver strong gross margins, increased conversion rates and significant growth in online and store traffic as it increases its marketing spend to drive awareness and customer acquisition

Balance Sheet and Cash Flow

For the first quarter of fiscal 2022, the company generated $6 million in cash from operating activities, after investing $39 million in higher inventory levels to protect against supply chain disruptions and to support increased production and delivered sales. La-Z-Boy ended the period with $336 million in cash(2) and no debt, compared with $337 million in cash(2) and $50 million in short-term borrowings at the end of the fiscal 2021 first quarter. The company holds $33 million in investments to enhance returns on cash versus $16.5 million at the end of the fiscal 2021 first quarter. During the period, the company invested $19 million in the business through capital expenditures, paid $7 million in dividends and spent $36 million repurchasing approximately 0.9 million shares of stock in the open market under its existing authorized share repurchase program, leaving approximately 2.5 million shares available for repurchase under the program as of July 24, 2021.

Dividend and Share Repurchase Authorization

On August 17, 2021, the Board of Directors declared a quarterly cash dividend of $0.15 per share on the common stock of the company, payable on September 15, 2021, to shareholders of record on September 2, 2021.

Additionally on August 17, 2021, demonstrating its confidence in the company's ability to grow profitably and continue to generate strong operating cash flow, the company's Board of Directors approved an increase of 6.5 million shares to its existing share repurchase authorization. With the shares available for repurchase under the program as of the end of the fiscal 2022 first quarter, this increase brings the total share repurchase authorization to 9 million shares, representing approximately 20% of shares outstanding, equal to approximately $320 million at yesterday's closing stock price. The company expects to execute the repurchase program over a three-to-four-year period, subject to market conditions, operational performance, cash flow from operations, cash balances, potential M&A activity and other business investments.

_____
(1)Non-GAAP amounts for the first quarter of fiscal 2022 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.4 million pre-tax, or $0.01 per diluted share, with $0.3 million included in operating income and $0.1 million included in interest expense.

Non-GAAP amounts for the first quarter of fiscal 2021 exclude:
•a charge of $3.5 million pre-tax, or $0.06 per diluted share, related to the company's business realignment, which included a 10% reduction in the company's global workforce and the temporary closure of its Newton, Mississippi upholstery manufacturing facility; and
•purchase accounting charges related to acquisitions completed in prior periods totaling $1.2 million pre-tax, or $0.02 per diluted share, with $1.0 million included in operating income and a $0.2 million expense included in interest expense

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating the Non-GAAP measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)Cash includes cash, cash equivalents and restricted cash

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 18, 2021, at 8:30 a.m. Eastern time. The toll-free dial-in number is 844.369.8770; international callers may use 862.298.0840.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 42340. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business and industry and the effect of the novel coronavirus (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control, such as the continuing and developing impact of, and uncertainty caused by, the COVID-19 pandemic. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2021 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the "SEC"), available on the SEC's website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the SEC, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 157 of the 352 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 560 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, which may exclude, as applicable, business realignment charges, purchase accounting charges, and charges for our supply chain optimization initiative. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our response to COVID, including a reduction in the company's work force and temporary closure of certain manufacturing facilities. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. In addition, this press release references the Non-GAAP financial measure of “Non-GAAP operating margin” for a future period. Non-GAAP operating margin may exclude items such as pre-tax purchase accounting charges and pre-tax business realignment charges. These and other not presently determinable items could have a material impact on the determination of operating margin on a GAAP basis and due to the probable variability and limited visibility of excluded items, we have not provided a reference to future period GAAP operating margin or a reconciliation of non-GAAP operating margin for future periods in this press release. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company's supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to

Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration which reflects the associated GAAP tax impact in the period presented.

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LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended
(Unaudited, amounts in thousands, except per share data)	7/24/2021	7/25/2020
Sales	$524,783	$285,458
Cost of sales	322,701	169,095
Gross profit	202,082	116,363
Selling, general and administrative expense	167,711	112,038
Operating income	34,371	4,325
Interest expense	(311)	(459)
Interest income	117	494
Other income (expense), net	(93)	1,474
Income before income taxes	34,084	5,834
Income tax expense	8,818	1,155
Net income	25,266	4,679
Net (income) loss attributable to noncontrolling interests	(700)	119
Net income attributable to La-Z-Boy Incorporated	$24,566	$4,798

Basic weighted average common shares	45,072	45,909
Basic net income attributable to La-Z-Boy Incorporated per share	$0.54	$0.10

Diluted weighted average common shares	45,404	45,965
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.54	$0.10

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	7/24/2021	4/24/2021
Current assets
Cash and equivalents	$332,960	$391,213
Restricted cash	3,266	3,490
Receivables, net of allowance of $3,367 at 7/24/2021 and $4,011 at 4/24/2021	141,597	139,341
Inventories, net	264,454	226,137
Other current assets	194,978	165,979
Total current assets	937,255	926,160
Property, plant and equipment, net	229,343	219,194
Goodwill	175,671	175,814
Other intangible assets, net	30,129	30,431
Deferred income taxes – long-term	11,477	11,915
Right of use lease assets	342,335	343,800
Other long-term assets, net	83,297	79,008
Total assets	$1,809,507	$1,786,322

Current liabilities
Accounts payable	$118,120	$94,152
Lease liabilities, current	67,408	67,614
Accrued expenses and other current liabilities	466,809	449,904
Total current liabilities	652,337	611,670
Lease liabilities, long-term	294,369	295,023
Other long-term liabilities	98,352	97,483
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 44,623 outstanding at 7/24/21 and 45,361 outstanding at 4/24/21	44,623	45,361
Capital in excess of par value	332,869	330,648
Retained earnings	379,862	399,010
Accumulated other comprehensive loss	(1,823)	(1,521)
Total La-Z-Boy Incorporated shareholders' equity	755,531	773,498
Noncontrolling interests	8,918	8,648
Total equity	764,449	782,146
Total liabilities and equity	$1,809,507	$1,786,322

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Quarter Ended
(Unaudited, amounts in thousands)	7/24/2021	7/25/2020
Cash flows from operating activities
Net income	$25,266	$4,679
Adjustments to reconcile net income to cash provided by operating activities
Loss on disposal of assets	44	14
Gain on sale of investments	(256)	(108)
Provision for doubtful accounts	(611)	(1,575)
Depreciation and amortization	8,553	8,119
Amortization of right-of-use lease assets	17,245	16,469
Equity-based compensation expense	2,460	2,047
Change in deferred taxes	370	785
Change in receivables	(1,783)	3,745
Change in inventories	(38,921)	1,686
Change in other assets	(10,380)	4,031
Change in payables	24,767	8,864
Change in lease liabilities	(17,263)	(15,857)
Change in other liabilities	(3,328)	73,401
Net cash provided by operating activities	6,163	106,300

Cash flows from investing activities
Proceeds from disposals of assets	8	10
Capital expenditures	(19,343)	(9,810)
Purchases of investments	(9,900)	(3,623)
Proceeds from sales of investments	9,716	14,671
Net cash provided by (used for) investing activities	(19,519)	1,248

Cash flows from financing activities
Payments on debt and finance lease liabilities	(30)	(25,013)
Holdback payments for acquisition purchases	—	(437)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(2,228)	(1,749)
Repurchases of common stock	(35,640)	—
Dividends paid to shareholders	(6,777)	—
Dividends paid to minority interest joint venture partners (1)	—	(8,507)
Net cash used for financing activities	(44,675)	(35,706)

Effect of exchange rate changes on cash and equivalents	(446)	1,310
Change in cash, cash equivalents and restricted cash	(58,477)	73,152
Cash, cash equivalents and restricted cash at beginning of period	394,703	263,528
Cash, cash equivalents and restricted cash at end of period	$336,226	$336,680

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$3,957	$881
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended
(Unaudited, amounts in thousands)	7/24/2021	7/25/2020
Sales
Wholesale segment:
Sales to external customers	$303,617	$179,755
Intersegment sales	89,882	43,818
Wholesale segment sales	393,499	223,573

Retail segment sales	181,847	91,137

Corporate and Other:
Sales to external customers	39,319	14,566
Intersegment sales	4,315	2,175
Corporate and Other sales	43,634	16,741

Eliminations	(94,197)	(45,993)
Consolidated sales	$524,783	$285,458

Operating Income (Loss)
Wholesale segment	$18,331	$17,940
Retail segment	20,438	(6,627)
Corporate and Other	(4,398)	(6,988)
Consolidated operating income	$34,371	$4,325

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended
(Amounts in thousands, except per share data)	7/24/2021	7/25/2020
GAAP gross profit	$202,082	$116,363
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	—	297
Add back: Business realignment charges	—	1,070
Add back: Supply chain optimization initiative charges/(gain)	—	(50)
Non-GAAP gross profit	$202,082	$117,680

GAAP SG&A	$167,711	$112,038
Less: Purchase accounting charges - amortization of intangible assets and retention agreements	(260)	(722)
Less: Business realignment charges	—	(2,472)
Non-GAAP SG&A	$167,451	$108,844

GAAP operating income	$34,371	$4,325
Add back: Purchase accounting charges	260	1,019
Add back: Business realignment charges	—	3,542
Add back: Supply chain optimization initiative charges/(gain)	—	(50)
Non-GAAP operating income	$34,631	$8,836

GAAP income before income taxes	$34,084	$5,834
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	440	1,189
Add back: Business realignment charges	—	3,542
Add back: Supply chain optimization initiative charges/(gain)	—	(50)
Non-GAAP income before income taxes	$34,524	$10,515

GAAP net income attributable to La-Z-Boy Incorporated	$24,566	$4,798
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	440	1,189
Less: Tax effect of purchase accounting	(114)	(235)
Add back: Business realignment charges	—	3,542
Less: Tax effect of business realignment charges	—	(701)
Add back: Supply chain optimization initiative charges/(gain)	—	(50)
Less: Tax effect of supply chain optimization initiative	—	10
Non-GAAP net income attributable to La-Z-Boy Incorporated	$24,892	$8,552

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.54	$0.10
Add back: Purchase accounting charges, net of tax, per share	0.01	0.02
Add back: Business realignment charges, net of tax, per share	—	0.06
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.55	$0.18

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended
(Amounts in thousands)	7/24/2021	% of sales	7/25/2020	% of sales
GAAP operating income (loss)
Wholesale segment	$18,331	4.7%	$17,940	8.0%
Retail segment	20,438	11.2%	(6,627)	(7.3)%
Corporate and Other	(4,398)	N/M	(6,988)	N/M
Consolidated GAAP operating income	$34,371	6.5%	$4,325	1.5%

Non-GAAP items affecting operating income
Wholesale segment	$61		$3,004
Retail segment	—		465
Corporate and Other	199		1,042
Consolidated Non-GAAP items affecting operating income	$260		$4,511

Non-GAAP operating income (loss)
Wholesale segment	$18,392	4.7%	$20,944	9.4%
Retail segment	20,438	11.2%	(6,162)	(6.8)%
Corporate and Other	(4,199)	N/M	(5,946)	N/M
Consolidated Non-GAAP operating income	$34,631	6.6%	$8,836	3.1%

N/M - Not Meaningful